Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF SHARE EXCHANGE

Dated as of November 4,  2005,

Between

CAP ROCK HOLDING CORPORATION

And

CAP ROCK ENERGY CORPORATION

APPENDICES

APPENDIX A - Index of Defined Terms
APPENDIX B - Amended and Restated Articles of Incorporation of Transmission Sub

EXHIBITS

EXHIBIT A - Principal Shareholder Agreement
EXHIBIT B – Rollover Agreement

AGREEMENT AND PLAN OF SHARE EXCHANGE dated as of November 4, 2005, between Cap Rock Holding Corporation, a Delaware corporation (“Parent”), and Cap Rock Energy Corporation, a Texas corporation (the “Company”).

WHEREAS the Board of Directors of the Company (the “Company Board”) has adopted resolutions that approve the plan of share exchange set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall be transferred to Parent in exchange for the right to receive $21.75 in cash per share (the “Exchange Price”), on the terms and subject to the conditions set forth in this Agreement (the “Exchange”);

WHEREAS the Company Board has adopted resolutions that recommend that this Agreement, the Exchange and the other transactions contemplated by this Agreement be approved by the shareholders of the Company;

WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and certain shareholders of the Company (the “Principal Shareholders”) are entering into an agreement substantially in the form of Exhibit A hereto (the “Principal Shareholder Agreement”) pursuant to which the Principal Shareholders will agree to take specified actions in furtherance of the Exchange;

WHEREAS simultaneously with the execution and delivery of this Agreement, Parent, an affiliate of Parent and certain shareholders of the Company are entering into an agreement substantially in the form of Exhibit B hereto (the “Rollover Agreement” and, together with this Agreement and the Principal Shareholder Agreement, the “Transaction Agreements”) pursuant to which the parties thereto will take specified actions described therein;

WHEREAS Parent plans after acquisition of the Company to promote and encourage a focus on providing safe and reliable service with a customer-first attitude; and

WHEREAS Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with, and also to prescribe various conditions to, the Exchange.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Exchange

SECTION 1.01. The Exchange. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Act of the State of Texas (the “BCA”), at the Effective Time (as defined in Section 1.04), (i) Parent and the Company shall effect the Exchange and (ii) the Company shall become a wholly owned subsidiary of Parent.

SECTION 1.02. Company Actions. The Company hereby approves of and consents to the Exchange and the other transactions contemplated by the Transaction Agreements (collectively, the “Transactions”, which term shall include the Financing (as defined in Section 7.02(e))).

SECTION 1.03. Closing. The closing (the “Closing”) of the Exchange shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the later of: (i) the satisfaction (or, to the extent permitted by Law (as defined in Section 3.06), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof); or (ii) February 8, 2006, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.04. Effective Time. Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Texas, articles of exchange (the “Articles of Exchange”) executed in accordance with Article 5.04 of the BCA and shall prepare and make all other filings or recordings required under the BCA, including any filing appropriate under Article 10.03A(3) of the BCA. The Exchange shall become effective at such time as such Secretary of State issues a certificate of exchange, as set forth in Article 5.04 of the BCA, or at such other time as Parent and the Company shall agree and as shall be applicable in accordance with Article 10.03 of the BCA (the time the Exchange becomes effective being the “Effective Time”).

SECTION 1.05. Effects. The Exchange shall have the effects set forth in Article 5.06B of the BCA.

ARTICLE II

Effect on the Capital Stock of the Company; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Exchange and without any action on the part of the holder of any shares of Company Common Stock:

(a)  Cancelation of Treasury Stock. Each share of Company Common Stock that is owned by the Company shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(b)  Exchange of Company Common Stock. (1)  Subject to Sections 2.01(a) and 2.01(d), at the Effective Time each issued and outstanding share of Company Common Stock (other than any such shares owned by Parent) shall be transferred by operation of Law to Parent in exchange for the right to the Exchange Price.

(2)  The cash payable upon the transfer of shares of Company Common Stock pursuant to this Section 2.01(b) is referred to collectively as the “Exchange Consideration”. As of the Effective Time, each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto except the right to receive Exchange Consideration upon surrender of such certificate in accordance with Section 2.02, without interest. Each owner of a beneficial interest in any such share of Company Common Stock shall cease to have any rights against the Company with respect to such share of Common Stock.

(c)  Parent Shares. Immediately following the Effective Time, the Company shall issue to Parent a certificate evidencing all issued and outstanding shares of Company Common Stock (other than any such shares owned at the Effective Time by Parent).

(d)  Dissent Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissent Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Dissent Shares pursuant to, and who complies in all respects with, Article 5.12 of the BCA (“Article 5.12”) shall not be transferred to Parent for the Exchange Consideration as provided in Section 2.01(b), but rather the holders of Dissent Shares shall be entitled to payment of the fair value of such Dissent Shares in accordance with Article 5.12 in exchange for the transfer of their Dissent Shares; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Article 5.12, then the right of such holder to be paid the fair value of such holder’s Dissent Shares shall cease and such holder shall be entitled to receive the Exchange Consideration as provided in Section 2.01(b) in exchange for such shares. All Dissent Shares shall be transferred by operation of Law to Parent at the Effective Time. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all responses, negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any response to or payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates. (a)  Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Exchange Consideration upon surrender of certificates representing Company Common Stock. Parent shall provide to the Paying Agent immediately prior to the Effective Time all cash necessary to pay the Exchange Consideration pursuant to Section 2.01(b) (such cash being hereinafter referred to as the “Exchange Fund”).

(b)  Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were transferred to Parent for the Exchange Consideration pursuant to Section 2.01(b) (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery of the Exchange Consideration shall be effected only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Exchange Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash for which the shares of Company Common Stock theretofore represented by such Certificate were transferred pursuant to Section 2.01(b), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock prior to the Effective Time that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, for which the shares of Company Common Stock theretofore represented by such Certificate have been transferred pursuant to Section 2.01(b). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person in whose name the Certificate is registered on the Company’s books, and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate the Exchange Consideration deliverable in respect thereof pursuant to this Agreement.

(c)  No Further Ownership Rights in Company Common Stock. The Exchange Consideration paid in accordance with the terms of this Article II upon the transfer of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights of the former legal and beneficial holders thereof pertaining to such shares of Company Common Stock, subject, however, to the Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no registration of transfers on the stock transfer books of the Company of the right to the Exchange Consideration represented by the Certificates. If, after the Effective Time, any Certificates are presented to the Company or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)  Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Exchange Consideration.

(e)  No Liability. None of Parent, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Exchange Consideration in respect of such Certificate would otherwise become abandoned property or escheat to or become the property of any Governmental Entity (as defined in Section 3.06)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)  Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund in U.S. government securities maturing in not more than 30 days or other instruments of comparable liquidity and credit-worthiness, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent, and any losses shall be at the sole risk of Parent.

(g)  Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax Law.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure letter delivered to Parent by the Company on or prior to the date of this Agreement (the “Company Disclosure Letter”), and subject to Section 9.07, the Company represents and warrants to Parent that:

SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its direct and indirect subsidiaries (the “Company Subsidiaries) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or a material adverse effect on the ability of Parent, the Company or the Company Subsidiaries to consummate the Exchange and the other Transactions (a “Company Material Adverse Effect”). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary or the failure to so qualify has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent copies, certified by the Company’s secretary to be true and complete, of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement. The “Member Asset Enhancement Plan” adopted by the directors of the Cooperative (as defined in Section 3.05) is not in effect as a policy or plan of the Company or any Company Subsidiary and is not binding on or with respect to the Company, any Company Subsidiary or the Transactions.

SECTION 3.02. Company Subsidiaries; Equity Interests. (a)  The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and all such shares of capital stock and any other ownership interests in each Company Subsidiary are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, assignments, rights of setoff, encumbrances and security interests or options, rights of first refusal or other restrictions or matters affecting the disposition thereof, of any kind or nature whatsoever (collectively, “Liens”).

(b)  Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest.

SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (together with the Company Common Stock, the “Company Capital Stock”). At the close of business on November 4, 2005, (i) 1,415,727 shares of Company Common Stock were issued and outstanding (excluding any shares of Company Common Stock described in clauses (iii), (iv) and (v) below), (ii) 85,621 shares of Company Common Stock were held by the Company in its treasury, (iii) 139,291 shares of Company Common Stock were the subject of vested commitments for issuance under the Company Stock Plans (as defined in Section 6.04) but remain unissued pending the lapse of transfer restrictions, (iv) 146,981 shares of Company Common Stock were the subject of unvested commitments for issuance under Company Stock Plans (including the related so-called “tax gross-up shares”), (v) 41,903 shares of Company Common Stock were the subject of commitments for issuance under the Company’s deferred stock for compensation program, and (vi) there were not any outstanding rights to purchase shares of Company Common Stock under the ESPP (as defined in Section 6.04). Each arrangement by which Company Common Stock may have been issued subject to restrictions in the nature of transfer or vesting has been specified in the Company Disclosure Letter. As of the date of this Agreement, there are no outstanding “tax benefit rights” under any Company Stock Plan or other Company Benefit Plan (as defined in Section 3.11) or Company Benefit Agreement (as defined in Section 3.11) or any commitment to grant any such right. Except as set forth above, at the close of business on November 4, 2005, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.06) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). As of the date of this Agreement, no option to purchase Company Common Stock has been granted under any Company Stock Plan or otherwise, no stock appreciation right linked to the price of Company Common Stock has been granted under any Company Stock Plan or otherwise and there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind (including any of the foregoing under any Company Stock Plan) to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary, or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. There are not any outstanding contractual obligations (including any of the foregoing under any Company Stock Plan) of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Company and each of the Company Subsidiaries has all requisite corporate power and authority to consummate the Transactions to which it is a party. The execution and delivery by the Company of this Agreement and the consummation by the Company and each of the Company Subsidiaries of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Exchange, to receipt of the Company Shareholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)  The Company Board, at a meeting duly called and held, acting on the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), duly and unanimously adopted resolutions: (i) approving this Agreement, the Exchange and the other Transactions, (ii) determining that the terms of the Exchange and the other Transactions are fair to and in the best interests of the Company and its shareholders, (iii) recommending that the Company’s shareholders approve this Agreement, the Exchange and the other Transactions, and (iv) determining that none of the Transactions is subject to Article Fifteen of the Company Charter.

(c)  The only vote of holders of any class or series of Company Capital Stock necessary to approve this Agreement and the Exchange is the approval of this Agreement by the holders of two-thirds of the outstanding Company Common Stock (the “Company Shareholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Exchange.

SECTION 3.05. Shareholders’ Trust. As of November 4, 2005, the Cap Rock Energy Corporation Shareholders’ Trust (as amended, the “Trust”) held 323,929 shares of Company Common Stock for issuance in accordance with the provisions of the Trust to former members of the Company’s predecessor entity Cap Rock Electric Cooperative, Inc. (the “Cooperative”), whose current addresses are unknown and who would have received shares of Company Common Stock in connection with the conversion of the Cooperative into the Company. As of the date of this Agreement, the Trust is entitled to vote the Company Common Stock it holds and will be entitled to vote approximately 19.0% of the outstanding Company Common Stock for purposes of the Company Shareholder Approval. Each of the Trust, its trustees and the Company has, to the extent required by Law (as defined in Section 3.06(a)) and the agreements relating to the Trust to which each of such persons is a party, taken appropriate steps to attempt to locate former members of the Cooperative who had equity balances at the time of such conversion and to transfer shares of the Company’s stock to such former members and other persons.

SECTION 3.06. No Conflicts; Consents. (a)  The execution and delivery by the Company of this Agreement do not, and the consummation of the Exchange and the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, mortgage, agreement, permit, concession, franchise, tariff, trust arrangement (including the Trust) or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.06(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b)  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) a proxy or information statement relating to the approval of this Agreement by the Company’s shareholders (the “Proxy Statement”), (B) a Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) under the Exchange Act of 1934, as amended (the “Exchange Act”), and (C) such reports under Section 13 of the Exchange Act as may be required in connection with the Transaction Agreements, the Exchange and the other Transactions, (ii) the filing of the Articles of Exchange with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) compliance with and such filings as may be required under applicable Environmental Laws, (iv) such filings as may be required in connection with the taxes described in Section 6.11, (v) the approval of the Federal Energy Regulatory Commission

(the “FERC”) under Section 203 of the Federal Power Act (the “Power Act”) for the sale or disposition of jurisdictional facilities of the Company or a Company Subsidiary, as appropriate, (vi) the approval of the FERC under Section 204 of the Power Act for the Financing, (vii) a determination by the Public Utility Commission of Texas (the “PUCT”) under Section 14.101 of the Texas Utilities Code that the acquisition of the Company’s stock by Parent, taking into account the other Transactions, is consistent with the public interest (the “PUCT Approval”), (viii) all required approvals, by each municipality in which the Company or any Company Subsidiary maintains transmission or distribution lines, with respect to any required utility franchise (the “Utility Franchise Approvals”) and (ix) such other items required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions.

SECTION 3.07. SEC Documents; Undisclosed Liabilities. (a)  The Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC since January 1, 2004 (the “Company SEC Documents”).

(b)  As of its respective date, and except to the extent revised or superseded by a later filed Company SEC Document, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The unaudited consolidated statements of the Company on Form 10-Q included in the Company SEC documents have been prepared in accordance with the requirements of Regulation S-X of the SEC and, on that basis, fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.

(c)  Except as set forth in the Filed Company SEC Documents (as defined in Section 3.09), as of the date of this Agreement neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto.

(d)  With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto:

(1) the chief executive officer and the chief financial officer or chief accounting officer of the Company (the “Certifying Officers”) reviewed such report or amendment prior to its filing with the SEC;

(2) based on the knowledge of the Certifying Officers, and except to the extent revised or superseded by a later filed Company SEC Document, such report or amendment does not contain any untrue statement of any material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such report or amendment;

(3) based on the knowledge of the Certifying Officers, and except to the extent revised or superseded by a later filed Company SEC Document, the financial statements, and other financial information included in such report or amendment, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in such report or amendment; or

(4) the Certifying Officers are responsible for establishing and maintaining disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) for the Company and have: (i) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to them by others within those entities, particularly during the period in which such report or amendment was being prepared; (ii) evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of such report or amendment; and (iii) presented in such report or amendment their conclusions about the effectiveness of the Company’s disclosure controls and procedures.

(e)  None of the Company Subsidiaries is, or has at any time since January 1, 2004 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

SECTION 3.08. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing for inclusion or incorporation by reference therein.

SECTION 3.09. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect, other than (A) events, changes, effects and developments relating to the economy in general and not specifically relating to the Company or any Company Subsidiary, (B) in and of itself, any change in the market price or trading volume of the Company Common Stock or (C) in and of itself, a failure by the Company to meet the revenue or earnings predictions of equity analysts for the period ending (or for which earnings are released) during the period prior to the Effective Time;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

(iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(iv) (A) any granting by the Company or any Company Subsidiary to any director, advisor, advisory director, member of any advisory council, officer, employee, consultant or independent contractor (each, a “Related Person”) of the Company or any Company Subsidiary of any increase in compensation including incentive or deferred compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such Related Person of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, retention, severance or termination agreement with any such Related Person;

(v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

(vi) any material elections with respect to Taxes (as defined in Section 3.10) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

SECTION 3.10. Taxes. (a)  All Federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, or any of the Company Subsidiaries, or any consolidated, combined, affiliated or unitary group of which the Company or any of the Company Subsidiaries is or has ever been a member (each a “Company Consolidated Group”), have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired. Each such Tax Return was true, complete and correct in all material respects. All Taxes with respect to taxable periods covered by such Tax Returns and all other Taxes for which the Company or any of the Company Subsidiaries is or might otherwise be liable have been paid in full.

(b)  The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

(c)  There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

(d)  No material Tax Return of the Company, any of the Company Subsidiaries or any Company Consolidated Group is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of the Company Subsidiaries. Each material deficiency resulting from any audit or examination relating to Taxes has been timely paid. No material issues relating to Taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that is reasonably likely to recur in a later taxable period. The relevant statute of limitations is closed with respect to the Federal, foreign and material state and local Tax Returns of the Company, each Company Subsidiary and each Company Consolidated Group, for all years through 2001.

(e)  Neither the Company nor any Company Subsidiary is party to or bound by any written or oral tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(f)  Neither the Company nor any Company Subsidiary shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(g)  The Company and each of the Company Subsidiaries have complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any state, local or foreign laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper taxing authority all amounts required to be so withheld and paid over under applicable laws.

(h)  The Company Disclosure Letter lists (a) each jurisdiction in which the Company or any of the Company Subsidiaries joins or has joined for any taxable period ending within the last six years, in the filing of any consolidated, combined or unitary Tax Return, and (b) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such return.

(i)  Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)  Neither the Company nor any Company Subsidiary has engaged in a “reportable transaction” as identified in Treasury Regulation Section 1.6011-4.

(k)  All of the Company’s nonqualified deferred compensation plans are presently in compliance with Section 409A of the Code, and no amendment, termination, or other action is required in order to maintain any of such plans in, or bring any of such plans into, compliance with Section 409A of the Code as of or after December 31, 2005.

(l)  Neither the Company nor any Company Subsidiary has made any statement or representation (oral or written) to any taxing authority that relates to the Company’s or any Company Subsidiary’s status as an exempt organization, as described in Section 501 of the Code, since receipt by the Company of the IRS Letter 948, EO Favorable Determination Letter, dated July 19, 1999.

(m)  For purposes of this Agreement:

“Tax” or “Taxes” shall mean all (x) Federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate, franchise, income, sales, uses, ad valorem, receipts, gross receipts, value added, profits, license, withholding, payroll, employment, excise, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties, and additions imposed with respect to such amounts (y) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (z) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.11. Benefit Plans and Agreements. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, retention, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding or any outstanding option or right issued pursuant thereto (whether or not legally binding) providing benefits to any current or former Related Person of the Company, any Company Subsidiary or any ERISA Affiliate (as defined in Section 3.12) (collectively, “Company Benefit Plans”). The Company Disclosure Letter contains a list, as of the date of this Agreement, of the employment, consulting, indemnification, retention, severance, change-in-control, equity-related or termination agreements, commitments or arrangements between the Company or any Company Subsidiary and any current or former Related Person of the Company or any Company Subsidiary (collectively, the “Company Benefit Agreements”). Neither the Company nor any Company Subsidiary has any general severance commitment, plan or policy.

SECTION 3.12. ERISA Compliance; Excess Parachute Payments. (a)  The Company Disclosure Letter contains a list and brief description of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans maintained or contributed to, or required to be maintained or contributed to, by the Company, any Company Subsidiary or any other person that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any current or former Related Persons of the Company, any Company Subsidiary or any ERISA Affiliate. Each Company Benefit Plan and Company Benefit Agreement has been administered in compliance with its terms and applicable law. All contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Company Benefit Plan and Company Benefit Agreement have been made on a timely basis in accordance with applicable Law and the terms of the applicable Company Benefit Plan and Company Benefit Agreement. The Company has delivered to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and (v) the most recent actuarial report with respect to each Company Benefit Plan for which an actuarial report was required or prepared.

(b)  All Company Pension Plans intended to be tax qualified, and any trusts forming a part thereof, have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans and trusts are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification, materially increase its costs or require security under Section 307 of ERISA. The Company has delivered to Parent a true, complete and correct copy of each such determination letter and each pending application for a determination letter.

(c)  No Company Pension Plan, other than any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a ”Company Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent, and there has been no material adverse change in the financial condition of any Company Pension Plan since its last such annual valuation date. None of the Company Pension Plans has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, and there has not been any application for a waiver of minimum funding standards with respect to any Company Pension Plan. None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary, any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any

Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such Company Benefit Plans and trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years. Neither the Company nor any Company Subsidiary has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Pension Plan.

(d)  With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is self-insured, unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) no such Company Benefit Plan provides benefits after termination of employment, except as required by 4980B(f) of the Code and (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiary on or at any time after the Effective Time.

(e)  Other than payments that may be made to the persons listed in the Company Disclosure Letter (the “Primary Company Executives”), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Exchange or any other Transaction by any current or former Related Person of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan or Company Benefit Agreement would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and no disqualified individual is entitled to receive any additional payment from the Company, any Company Subsidiary or any other person in the event that the excise Tax under Section 4999 of the Code is imposed on such disqualified individual. Set forth in the Company Disclosure Letter is (i) the estimated maximum amount that could be paid to each Primary Company Executive and the estimated number of shares of the Company’s Common Stock which would become vested in such Primary Company Executive (including in each case tax gross-up payments with respect thereto) as a result of the Exchange and the other Transactions under all employment, severance and termination agreements, other compensation arrangements, Company Benefit Plans and Company Benefit Agreements currently in effect and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive calculated as of the date of this Agreement.

(f)  The execution and delivery by the Company of this Agreement do not, and the consummation of the Exchange and the other Transactions and compliance with the terms hereof will not, (i) entitle any Related Person of the Company or any Company Subsidiary to any additional compensation, severance or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit

Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(g)  No amount payable pursuant to the terms of the Company Benefit Plans or the Company Benefit Agreements (including by reason of the Exchange and the other Transactions) will be nondeductible under Section 162(m) of the Code.

(h)  None of the Company or any Company Subsidiary has any liability or obligations, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary.

SECTION 3.13. Litigation. As of the date of this Agreement there is no suit, action, arbitration or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and the Company is not aware of any fact or circumstance that could reasonably lead to or provide a basis for any such suit, action, arbitration or proceeding) that, individually or in the aggregate, has had or is reasonably likely to result in the payment of money in an aggregate amount in excess of $500,000, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or is reasonably likely to result in the payment of money in an aggregate amount in excess of $500,000.

SECTION 3.14. Compliance with Applicable Laws. Neither the Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, including those relating to occupational health and safety, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has received any written communication during the two years preceding the date of this Agreement from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.14 does not relate to matters with respect to Taxes, which are the subject of Section 3.10, benefit plans, which are the subject of Section 3.11, environmental matters, which are the subject of Section 3.20, FERC matters, which are the subject of Section 3.21, and Texas State regulatory matters, which are the subject of Section 3.22.

SECTION 3.15. Permits. (a)  The Company and the Company Subsidiaries own or have sufficient rights or consents to use under existing franchises, certificates, determinations, permits, easements, leases, and license agreements (the “Company Permits”) all properties, rights and assets necessary for the conduct of their business and operations as currently conducted. The Company and the Company Subsidiaries are in compliance with the terms of all Company Permits, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. This Section 3.15(a) does not relate to matters with respect to environmental matters, which are the subject of Section 3.20, FERC matters, which are the subject of Section 3.21, and Texas State regulatory matters, which are the subject of Section 3.22.

(b)  No other private corporation can commence electric public utility transmission or distribution operations in any part of the respective territories now served by the Company or any Company Subsidiary, without obtaining appropriate rights under a certificate of convenience and necessity from the PUCT.

SECTION 3.16. Contracts; Debt Instruments. There are no contracts or agreements that are, or are reasonably likely to be, material to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole that were required to be disclosed in the Filed Company SEC Documents that were not so disclosed. Neither the Company nor any of the Company Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, easement, right of way, permit, concession, franchise, certificate, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not had and are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(a)  Set forth in the Company Disclosure Letter is (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments in effect on the date of this Agreement pursuant to which any indebtedness in principal amount in excess of $250,000 of the Company or any of the Company Subsidiaries is outstanding or may be incurred and (ii) the respective principal amounts currently outstanding thereunder as of the date of this Agreement and the payment schedules therefor. For purposes of this Section 3.16(b), “indebtedness” shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person’s business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person and (K) all obligations of such person with respect to performance bonds issued by third parties covering performance by such person.

SECTION 3.17. Title to Properties. (a)  Each of the Company and Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets, except for instances that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. All such assets and properties, other than assets and properties in which the Company or any Company Subsidiary has leasehold interests, are free and clear of all Liens.

(b)  Each of the Company and each Company Subsidiary has complied with the terms of all leases to which it is a party or under which it is in occupancy, and all such leases are in full force and effect, except for instances that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Each of the Company and each Company Subsidiary enjoys peaceful and undisturbed possession under all such leases.

(c)  The rights of the Company and each Company Subsidiary to construct, maintain and use its lines, poles, wires and other equipment and facilities on, under, and over property, whether or not pursuant to any easement or right of way, are at least equal to industry standard for such rights in Texas and no defect in the entitlement of the Company or any Company Subsidiary to construct, maintain or use such property is reasonably likely to prohibit or interfere with the use thereof in accordance with past practice or the requirements of applicable Law, except for instances that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

SECTION 3.18. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. The Company Disclosure Letter sets forth as of the date of this Agreement a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

SECTION 3.19. Hedging. None of the Company or the Company Subsidiaries engages or has engaged in any natural gas, electricity or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.

SECTION 3.20. Environmental Matters. Except for those matters that have not had and are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

(a)  The Company and each Company Subsidiary is in compliance with all Environmental Laws (as defined below), and neither the Company nor any of the Company Subsidiaries has received any written notice (i) alleging a violation of, or liability under, any Environmental Law, or (ii) regarding any requirement proposed for adoption or implementation by any Governmental Entity under any Environmental Law which requirement is applicable to the operations of the Company or any of the Company Subsidiaries;

(b)  (i) The Company and each Company Subsidiary has obtained and is in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Law necessary for their respective operations as currently conducted (“Environmental Permits”), (ii) all such Environmental Permits are valid and in good standing, and (iii) neither the Company nor any of the Company Subsidiaries has received any notice of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(c)  There are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries;

(d)  There have been no Releases (as defined below) of any Hazardous Material (as defined below) that are reasonably likely to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries; and

(e)  Neither the Company nor any of the Company Subsidiaries has retained or assumed either contractually or by operation of law any liabilities or obligations that are reasonably likely to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.

(f)  In this Agreement:

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, pollution control equipment, limitations on or cessations of operations, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification or injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Materials; or (2) violations, or other requirements, of any Environmental Law.

“Environmental Laws” means all applicable Law issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, atmospheric emissions, natural resources or protection of health, safety or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, and any other chemical, material, substance or waste regulated under any Environmental Law.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 3.21. FERC Compliance. (a)  The Company and each Company Subsidiary holds all determinations, certifications, tariffs, authorizations, consents, orders and approvals (collectively, “FERC Approvals”) from the FERC necessary or appropriate for the ownership of its properties and the conduct of its business as presently conducted. All such FERC Approvals are in full force and effect, and the Company and Company Subsidiaries are in compliance with the terms thereof except for instances of noncompliance that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. There are no inquiries, investigations, proceedings or appeals pending for the amendment, termination or revocation of any FERC Approval or for the determination of compliance or noncompliance therewith. All information filed or provided by the Company or any Company Subsidiary in any prior or pending investigation, inquiry or proceeding before the FERC was true, correct and complete in all material respects. Neither the Company nor any Company Subsidiary has violated or failed to comply with the Power Act or the rules or regulations thereunder, and neither the Company nor any Company Subsidiary has received any written communication alleging that the Company or a Company Subsidiary is not in compliance with the Power Act or the rules or regulations thereunder except for instances that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is involved, as a party or otherwise, in any pending FERC proceeding, inquiry, appeal or investigation.

(b)  The Company Disclosure Letter lists all FERC-jurisdictional tariffs or agreements of the Company and each Company Subsidiary as of the date of this Agreement, and complete and correct copies of all such tariffs and agreements have been provided to Parent. All charges that have been made by the Company or any Company Subsidiary for FERC-jurisdictional services and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements.

SECTION 3.22. PUCT Compliance. (a)  The Company and each Company Subsidiary holds all franchises, licenses, certificates, determinations, permits, tariffs and other authorizations, consents, orders and approvals (collectively, “State Regulatory Permits”) from the PUCT and each other state or local Governmental Entity necessary or appropriate for the ownership of its properties and the conduct of its business as presently conducted. All such State Regulatory Permits are in full force and effect, and the Company and Company Subsidiaries are in compliance with the terms thereof except for instances of noncompliance that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. There are no inquiries, investigations, proceedings or appeals pending for the amendment, termination or revocation of any State Regulatory Permit or for the determination of compliance or noncompliance therewith. Neither the Company nor any Company Subsidiary is involved, as a party or otherwise, in any pending PUCT proceeding, inquiry, appeal or investigation. All information filed or provided by the Company or any Company Subsidiary in any prior or pending investigation, inquiry or proceeding before the PUCT or any other state Governmental Entity exercising regulatory jurisdiction was true, correct and complete in all material respects. Neither the Company nor any Company Subsidiary has violated or failed to comply with the Texas Utilities Code or rules thereunder, or any other Law or order applicable to it as a public utility, electric utility or retail electric provider except for instances of noncompliance that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect; neither the Company nor any Company Subsidiary has received any written communication since November 1, 2003 from a state or local Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any such applicable Law or order.

(b)  The Company Disclosure Letter lists as of the date of this Agreement all of the tariffs filed with respect to, or applicable to, the business of the Company and each Company Subsidiary and all agreements to provide service on non-tariff terms, and complete and correct copies of all such tariffs and agreements have been provided to Parent. All charges that have been made for service and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements for non-tariff charges.

SECTION 3.23. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound. Neither the Company nor any Company Subsidiary has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

SECTION 3.24. Books and Records. The books and records of the Company and each Company Subsidiary reflect, in reasonable detail, accurately and fairly, the assets, liabilities, commitments, transactions and activities of such entity, and to the extent permitted by Law all of such books and records have been made available to Parent or its representatives for inspection. Neither the Company nor any Company Subsidiary has engaged in any material transaction, maintained any bank account or made (or suffered) material use of any corporate funds or other property except as recorded in the books and records.

SECTION 3.25. Transactions with Related Persons. The Company Disclosure Schedule lists as of the date of this Agreement each agreement, contract or other arrangement, other than Company Benefit Plans and Company Benefit Agreements, between the Company or any Company Subsidiary, on the one hand, and any Related Person, on the other hand, the amount of which exceeds $100,000. Each such agreement or arrangement was negotiated on an arms-length basis and is no less favorable to the Company or such Company Subsidiary than the Company or such Company Subsidiary could have obtained from an unaffiliated third party.

SECTION 3.26. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Houlihan Lokey Howard & Zukin (“Houlihan”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Exchange and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The estimated fees and expenses of Houlihan incurred and to be incurred by the Company and the Company Subsidiaries in connection with the Exchange and the other Transactions are set forth in the Company Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Houlihan relating to the Exchange and the other Transactions.

SECTION 3.27. Opinion of Financial Advisor. The Company Board and the Special Committee have received the opinion of Houlihan, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Exchange by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which opinion has been delivered to Parent.

ARTICLE IV

Representations and Warranties of Parent

Parent represents and warrants to the Company that:

SECTION 4.01. Organization, Standing and Power. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and are not reasonably be likely to have a Parent Material Adverse Effect (as defined in Section 4.03).

SECTION 4.02. Authority; Execution and Delivery; Enforceability.  Parent has all requisite corporate power and authority to execute and deliver the Transaction Agreements and to consummate the Transactions to which it is a party. The execution and delivery by Parent of the Transaction Agreements and the consummation by it of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of Parent. Parent has approved this Agreement. Parent has duly executed and delivered the Transaction Agreements, and each Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.03. No Conflicts; Consents. (a)  The execution and delivery by Parent of the Transaction Agreements, do not, and the consummation of the Exchange and the other Transactions to which it is a party and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any material Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), any material Judgment or material Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Parent, on the ability of Parent to perform its obligations under the Transaction Agreements or on the ability of Parent to consummate the Exchange and the other Transactions to which it is a party (a “Parent Material Adverse Effect”).

(b)  No material Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of the Transaction Agreements or the consummation of the Transactions to which it is a party, other than (i) the filing with the SEC of such reports under Section 13 of the Exchange Act, as may be required in connection with the Transaction Agreements, the Exchange and the other Transactions, (ii) the filing of the Articles of Exchange with the Secretary of State of the State of Texas and any statement relating thereto that may be appropriate under Article 10.03A(3) of the BCA, (iii) compliance with and such filings as may be required under applicable Environmental Laws, (iv) such filings as may be required in connection with the taxes described in Section 6.11, and (v) such other items required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions.

SECTION 4.04. Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.05. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Exchange and the other Transactions based upon arrangements made by or on behalf of Parent.

SECTION 4.06. Funds. (a)  Lindsay Goldberg & Bessemer GP L.P., the general partner of Lindsay Goldberg & Bessemer L.P. and certain affiliated investment vehicles (collectively, the “Funds”), has delivered a commitment letter on behalf of the Funds dated as of November 4, 2005 to Parent (the “Equity Commitment Letter”), pursuant to which, if the conditions set forth in Sections 7.01 and 7.02 are satisfied, immediately prior to the Effective Time the Funds will make or cause to be made an equity investment in Parent in an aggregate amount that is sufficient to provide Parent with sufficient cash to fulfill its funding obligations pursuant to Section 2.02(a) and all Parent’s other obligations under this Agreement.

(b)  Parent has received a commitment letter dated November 4, 2005 (the “Debt Commitment Letter”) from the lenders party thereto (the “Commitment Parties”) relating to the commitment of the Commitment Parties to provide a $15,000,000 revolving credit facility to NewCorp Resources Electric Cooperative, Inc. (“Transmission Sub”) as of the Closing Date.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a)  Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter, expressly permitted by this Agreement, required by Law and disclosed in writing to Parent, or consented to in writing by Parent (which decision regarding consent shall be made as soon as reasonably practicable following request therefore), from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its existing relationships with material customers, regulatory authorities, suppliers, licensors, licensees, distributors and others having business dealings with them, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which decision regarding consent shall be made as soon as reasonably practicable following request therefore):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities, (D) any “tax benefit rights” under any Company Stock Plan or otherwise or (E) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or except as contemplated by Section 6.04, amend the terms or conditions of any outstanding option, warrant or other right;

(iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v) (A) grant to any Related Person of the Company or any Company Subsidiary any increase in compensation or benefits, or pay any bonus to any such individual, (B) grant to any Related Person of the Company or any Company Subsidiary any increase in retention, severance or termination pay, except after prior written notice to Parent and to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or as described in the Company Disclosure Letter, (C) enter into any employment, consulting, indemnification, bonus, severance or termination agreement with any such Related Person, except to the extent described in the Company Disclosure Letter, (D) establish, adopt, enter into or amend any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement in any material respect or in any manner which will cause the Company or any Company Subsidiary to incur any material expense or obligation, (E) take any action to accelerate any rights or benefits, or make any material determinations under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, other than an action or determination taken or rendered in the usual, regular and ordinary course of business with respect to which neither the Company nor any Company Subsidiary will incur any material expense or obligation or (F) take any action to fund or in any way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, except after prior notice to Parent and to the extent required under Company Benefit Plans or Company Benefits Agreements included in the Filed Company SEC Documents or described in the Company Disclosure Letter;

(vi) take any action to implement the Company’s participation in customer choice under Part 39 of the Texas Utilities Code except to the extent required by the PUCT;

(vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP or the interpretation thereof;

(viii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets;

(ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(x) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

(xi) make or change any material Tax election or settle or compromise any material Tax liability or refund;

(xii) make any statement or representation (oral or written) to any taxing authority that relates to the Company’s or any Company Subsidiary’s status as an exempt organization as described in Section 501 of the Code;

(xiii) adopt or elect to adopt the Business Organizations Code of Texas, pursuant to Section 402.003 thereof;

(xiv) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xv)  join a regional transmission organization, unless required by applicable Law;

(xvi)  enter into any agreement, contract or other arrangement between the Company or any Company Subsidiary, on the one hand, and any Related Person, on the other hand, the amount of which exceeds $100,000; or

(xvii)  authorize any of, or commit or agree to take any of, the foregoing actions.

(b)  Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or would be reasonably likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.02, any condition to the Exchange set forth in Article VII, not being satisfied.

(c)  Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has had or is reasonably likely to have a Company Material Adverse Effect.

(d)  Rate Matters. The Company shall, and shall cause the Company Subsidiaries to, discuss with Parent any changes and proposed changes in its or the Company Subsidiaries’ rates or charges, standards of service or accounting from those in effect on the date hereof and consult with Parent prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto. Except as provided in the Company Disclosure Letter, the Company shall not, and shall cause the Company Subsidiaries not to, make any filing to change its rates on file with the FERC or any applicable state utility commission, except as may be required by applicable Law.

(e)  Trust Shares. The Company shall not transfer, and shall use its best efforts to prevent the transfer of, all or a substantial portion of the shares of Company Common Stock held by the Trust to the State of Texas or any Person or group of Persons, other than to former members of the Cooperative in accordance with the terms of the Trust, prior to having set a record date for the Company Shareholders Meeting.

SECTION 5.02. No Solicitation. (a)  The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Related Person or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that the Company and its Representatives may, to the extent the failure to do so creates a reasonable possibility of constituting a breach of the fiduciary obligations of the Company Board, as determined in good faith by a majority of the Special Committee after consultation with its outside counsel, in response to a bona fide, written, unsolicited Company Takeover Proposal that is made by a person who a majority of the Special Committee determines, in good faith, after consultation with its outside counsel and independent financial advisor, is reasonably capable of making a Superior Company Proposal (as defined in Section 5.02(e)) and that a majority of the Special Committee determines, in good faith, after consultation its outside counsel and independent financial advisor, has a reasonable possibility of resulting in a Superior Company Proposal that was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), prior to receipt of the Company Shareholder Approval, (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02) and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal (including solicitation of a revised Company Takeover Proposal). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

(b)  Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or any such committee of this Agreement or the Exchange, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Shareholder Approval a majority of the Special Committee determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Company Board may withdraw or modify its approval or recommendation of the Exchange and this Agreement; provided, however, that notwithstanding any other provision of this Section 5.02, the Company Board shall recommend to the Trust that the Trust approve this Agreement, the Exchange and the other Transactions, unless this Agreement has been terminated in accordance with Section 8.01.

(c)  The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status including any change to the material terms of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

(d)  Nothing contained in this Section 5.02 shall prohibit the Company from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

(e)  For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, share exchange, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Transactions.

“Superior Company Proposal” means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a share exchange, a liquidation or dissolution, a recapitalization, a sale of all or substantially all of its assets or otherwise, (i) on terms which a majority of the Special Committee determines in good faith to be more favorable to the holders of Company Common Stock than the Transactions (after consultation with its independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of Proxy Statement; Shareholders
Meeting. (a)  The Company shall use its best efforts to prepare and file with the SEC as soon as practicable the Proxy Statement in preliminary form, and each of the Company and Parent shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. Subject to Section 5.02(d), the Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

(b)  The Company shall use reasonable efforts duly to call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) as soon as practicable for the purpose of seeking the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Exchange as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Exchange.

SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (b) a copy of each report or other document filed with or otherwise provided to or received from the PUCT or its staff or any other state or local Governmental Entity, (c) a copy of each report or other document filed with or otherwise provided to or received from the FERC or its staff, and (d) all other information concerning its business, properties and personnel as Parent may reasonably request. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated May 20, 2005 between the Company and Goldberg Lindsay & Co. LLC (the “Confidentiality Agreement”).

SECTION 6.03. Reasonable Efforts; Notification. (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other Transactions (including the Financing) to which it or any of its subsidiaries is a party, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, reports and filings, including registrations, reports and filings with Governmental Entities (including complying with the filing, reporting and approval requirements of the FERC, the PUCT or other state regulatory authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Principal Shareholder Agreement or the consummation of the Transactions to which it or any of its subsidiaries is a party, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions to which it or any of its subsidiaries is a party and to fully carry out the purposes of the Transaction Agreements to which it is a party. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction to which it is a party or this Agreement or the Principal Shareholder Agreement, (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Principal Shareholder Agreement, take all action necessary to ensure that the Exchange and the other Transactions to which it or any of its subsidiaries is a party may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Exchange and the other Transactions to which it or any of its subsidiaries is a party and (iii) cooperate with Parent in the arrangements for obtaining the Financing. Nothing in this Section 6.03(a) shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02(b).

(b)  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect (disregarding in each case any provision limiting such representation or warranty to the date of this Agreement) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)  Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, to consent to any disposition of the assets of the Company or any Company Subsidiary or limits on the freedom of action of the Company or any Company Subsidiary with respect to any of their businesses, to accept any other substantial or burdensome condition, including any fundamental change to the operation, ownership or control of the transmission system, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company or any Company Subsidiary to commit or agree to any of the foregoing, to obtain any consents, approvals, permits, determinations, certificates or authorizations to remove any impediments to the Exchange relating to the Power Act or FERC rules and regulations thereunder, the Texas Utilities Code or any local ordinance relating to utility franchises, other than dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Exchange and that, in the reasonable judgment of Parent, individually or in the aggregate, have not had and are not reasonably likely to (i) have a Parent Material Adverse Effect, (ii) have a Company Material Adverse Effect, or (iii) materially impair the benefits or advantages that Parent expects to be realized from the Exchange and the Transactions.

(d)  Nothing in this Section 6.03 shall require Parent to (i) consent to any action or omission by the Company or any Company Subsidiary that would be inconsistent with Section 5.01 absent such consent, (ii) agree to amend or waive any provision of this Agreement or the Debt Commitment Letter or (iii) accept any term for the Financing that is adverse to Parent, the Company or Transmission Sub relative to the terms contemplated at the date of this Agreement.

SECTION 6.04. Equity-related Arrangements. The Company shall (i) terminate the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”) effective as of immediately prior to the Effective Time, (ii) terminate the Company’s 2001 Stock Incentive Plan and Stock for Compensation Plans (the “Company Stock Plans”) as of the Effective Time, (iii) amend each Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to terminate as of the Effective Time any provision for such issuance, transfer or grant, and (iv) the Company shall ensure that following the Effective Time no participant in any Company Stock Plan or Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or any interest in respect of any capital stock of the Company.

SECTION 6.05. Severance and Termination Agreements. From and after the Effective Time, Parent shall, and shall cause the Company to honor in accordance with their respective terms (as in effect on the date of this Agreement), all of the

Company’s severance and termination agreements disclosed in the Company Disclosure Letter. The parties hereto acknowledge and agree that the provisions contained in this Section 6.05 are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including any employees, former employees, any participant in any Company Benefit Plan or Company Benefit Agreement or any beneficiary thereof, or (ii) to continued employment with Parent, the Company, any Company Subsidiary or any of their respective affiliates.

SECTION 6.06. Retention of CEO, Officers and Employees. (a)  The current officers, including the Chief Executive Officer (the “CEO”), of the Company shall contemporaneously with the execution and delivery of this Agreement execute and deliver contracts with Parent and/or contract amendments with the Company which are acceptable to a majority of the Special Committee, Parent and the applicable officer and which modify their existing employment arrangements by providing that no change of control payments will be paid to such officers as a result of the Transactions and making other changes as therein provided. Following the Closing, the current officers will remain officers of the Company in accordance with such contracts.

(b)  The current employees of the Company (other than the current officers) will remain employed by the Company after the Closing Date at the discretion of the CEO.

SECTION 6.07. Current Employee Benefit Package Unchanged. Except as otherwise provided herein, the current employee benefits packages, in the aggregate, including health insurance, will not change solely as a result of the Closing, but will remain in effect subject to the discretion and recommendations of the CEO.

SECTION 6.08. Indemnification. Parent agrees that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time, including the Exchange and the Transactions, now existing in favor of the current or former directors, officers, employees or agents of the Company and the Company Subsidiaries and the trustees of the Trust as provided in their respective articles of incorporation or by-laws or in any agreements (the “Existing Indemnification Obligations”) shall survive the Exchange and shall continue in full force and effect in accordance with their terms. Parent shall cause the Existing Indemnification Obligations to be performed and shall further cause to be maintained for a period of not less than six years from the Effective Time the Company’s current directors’ and officers’ insurance and indemnification policy to the extent that it provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) for all persons who are covered by such policy as of the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (such 200% amount, the “Maximum Premium”). If the existing D&O Insurance expires, is terminated or is canceled during such six-year period, Parent shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing

D&O Insurance. The Company represents to Parent that the Maximum Premium is $661,260.

SECTION 6.09. Fees and Expenses. (a)  Except as provided below, all fees and expenses incurred in connection with the Exchange and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Exchange is consummated.

(b)  The Company shall pay to Parent a fee of $1,000,000 if: (i) Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(iii) or 8.01(c) and (A) prior to such termination a Company Takeover Proposal by a third party has been publicly announced or otherwise become publicly known or a third party has publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal and (B) the Company consummates or enters into an agreement to consummate a Company Takeover Proposal with such third party within 270 days of the termination of this Agreement; (ii) Parent terminates this Agreement pursuant to Section 8.01(e) and the Company consummates or enters into an agreement to consummate a Company Takeover Proposal within 270 days of the termination of this Agreement; or (iii) the Company terminates this Agreement pursuant to Section 8.01(f). Any fee due under Section 6.09(b)(i) or 6.09(b)(ii) shall be paid by wire transfer of same-day funds on the date of execution of such agreement or, if earlier, consummation of such transactions. Any fee due under Section 6.09(iii) shall be paid by wire transfer of same-day funds prior to the termination of this Agreement pursuant to Section 8.01(f).

(c)  The Company shall reimburse Parent for its reasonable out-of-pocket expenses actually incurred in connection with this Agreement, the Exchange and the other Transactions if this Agreement is terminated pursuant to Section 8.01(c). In addition, the Company shall reimburse Parent for up to $2,000,000 of its out-of-pocket expenses actually incurred in connection with this Agreement, the Exchange and the other Transactions if this Agreement is terminated: (i) by either Parent or the Company pursuant to Section 8.01(b)(iii) if prior to such termination either (A) the Company Board or the Special Committee has taken, or failed to take, any action and as a result thereof Parent is entitled to terminate this Agreement under Section 8.01(e) or (B) a Company Takeover Proposal has been publicly announced or otherwise become publicly known or a third party has publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal; (ii) by Parent pursuant to Section 8.01(e); or (iii) by the Company pursuant to Section 8.01(f). If this Agreement is terminated by the Company pursuant to Section 8.01(b)(iii) or 8.01(f), such reimbursement shall be paid by wire transfer of same-day funds prior to the termination of this Agreement by the Company. If this Agreement is terminated by Parent pursuant to Section 8.01(c), 8.01(b)(iii) or 8.01(e), such reimbursement shall be paid by wire transfer of same-day funds within three business days after demand therefor.

(d)  Parent shall reimburse the Company for its reasonable out-of-pocket expenses actually incurred in connection with this Agreement, the Exchange and the other Transactions if this Agreement is terminated pursuant to Section 8.01(d). Such reimbursement shall be paid by wire transfer of same-day funds within three business days after demand therefor.

(e)  Payment by the Company of all fees and expenses set forth in Sections 6.09(b) and 6.09(c), to the extent applicable, shall be Parent’s sole remedy for termination of this Agreement in accordance with Article VIII. Payment by Parent of all expenses set forth in Section 6.09(d), to the extent applicable, shall be the Company’s sole remedy for termination of this Agreement in accordance with Article VIII.

SECTION 6.10. Public Announcements. Parent, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Exchange and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.11. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by the Company, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.12. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any Transaction; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

SECTION 6.13. Transmission Sub Articles of Incorporation. The Company shall amend the Amended and Restated Articles of Incorporation of Transmission Sub to read in the form of Appendix B, which amendment shall become effective as of the Effective Time.

SECTION 6.14. Financial Information. (a)  The Company shall deliver to Parent: (i) by March 31, 2006, audited consolidated financial statements for the fiscal year ended December 31, 2005, (ii) by March 31, 2006, audited financial statements of Transmission Sub for the fiscal year ended December 31, 2005, and (iii) monthly financial data prepared in customary form for each of the Company and Transmission Sub for each month ending after May 31, 2005 and on or prior to 30 days before the Closing Date, within 30 days of the end of each such month.

SECTION 6.15. Pending Litigation. The Company shall promptly notify Parent of any material development, including the service or filing of discovery requests, interrogatories, depositions, and motions, or the taking of any other form of discovery whether written or oral, the issuance of trial schedules or timelines, the joinder of additional parties or the issuance of judgments or orders of any kind, with respect to the lawsuit filed against the Company and Transmission Sub on August 31, 2005 in Upton County, Texas, and any related proceedings (collectively, the “Pending Litigation”). In addition, the Company shall retain counsel reasonably satisfactory to Parent and submit to Parent any written materials related to the Pending Litigation that are to be exchanged with the other parties to the Pending Litigation or filed with the court. The Company shall fully consult with Parent before taking any material action in its defense or settlement of the Pending Litigation.

SECTION 6.16. Releases and Consents. Prior to the Closing Date, the Company shall cause Transmission Sub to be released from the obligations and receive the consents set forth in Section 6.16 of the Company Disclosure Letter without the Company or any Company Subsidiary paying any consideration or incurring any other obligation in connection therewith without the consent of Parent.

SECTION 6.17. Issuance of Company Common Stock. Prior to the record date for the Company Shareholders Meeting, the Company shall (i) issue all shares of Company Common Stock underlying commitments with respect to unvested shares of Company Common Stock held by employees, officers and directors, and (ii) issue certificates evidencing the shares of Company Common Stock that were the subject of vested commitments for issuance under the Company Stock Plans but remain unissued pending the lapse of transfer restrictions. The shares and certificates issued pursuant to the immediately preceding sentence shall remain subject to all preexisting vesting requirements, transfer restrictions and similar obligations.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligation of each party to effect the Exchange is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b)  No Injunctions or Restraints. No temporary judgment or order issued by any court of competent jurisdiction or other Law preventing the consummation of the Exchange shall be in effect.

(c)  FERC. A Final Order of the FERC shall have been obtained (i) determining that Transmission Sub remains subject to FERC jurisdiction as a public utility under Part II of the Power Act, notwithstanding Section 1291 of the Energy Policy Act of 2005, (ii) under Section 203 of the Power Act approving the disposition by the Company or a Company Subsidiary, as appropriate, of facilities subject to the jurisdiction of the FERC, and (iii) under Section 204 of the Power Act approving the Financing; and

in no case shall such Final Order require Parent or the Company or any Company Subsidiary to accept any condition or requirement described in Section 6.03(c). A “Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired or been terminated, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

(d)  PUCT Approval and Utility Franchise Approvals. The PUCT Approval shall have been obtained and shall be the subject of a Final Order, and any required Utility Franchise Approvals shall have been obtained, and in neither case shall such Final Order or approval require Parent or the Company or any Company Subsidiary to accept any condition or requirement described in Section 6.03(c).

SECTION 7.02. Conditions to Obligation of Parent. The obligations of Parent to effect the Exchange are further subject to the following conditions:

(a)  Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure to be true and correct (without giving effect to any materiality or Company Material Adverse Effect threshold contained in any specific representation or warranty), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the co-chairman of the Board and former chief executive officer, the current chief executive officer and the chief financial officer or chief accounting officer of the Company to such effect.

(b)  Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer or chief accounting officer of the Company to such effect.

(c)  No Litigation. There shall not be pending any suit, action, arbitration or proceeding by any Governmental Entity or any other person, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent of any Company Common Stock, seeking to restrain or prohibit the consummation of the Exchange or any other Transaction or seeking to obtain from the Company or Parent any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Exchange or any other Transaction, (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (iv) which otherwise has had or is, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

(d)  Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect. For purposes of this Section 7.02(d) the term Company Material Effect shall not include: (i) in and of itself, any change in the market price or trading volume of the Company Common Stock; (ii) in and of itself, a failure by the Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) during the period prior to the Effective Time; (iii) any changes or effects resulting from the actions of the Parent or its Affiliates (excluding actions expressly contemplated by the Transaction Agreements); (iv) any acts of war or terrorism; (v) changes in GAAP; (vi) any events, changes, effects or developments to the extent attributable to the execution of this Agreement, the consummation of the Transactions or the public announcement thereof, including disruption or loss of customer, business partner, supplier or employee relationships; and (vii) events, changes, effects and developments relating to local, regional, national or international industry conditions in general or affecting the electric utilities industry in general and not specifically relating to the Company or any Company Subsidiary, other than, in the case of (vi) and (vii), events, changes, effects and developments relating to or arising out of the regulation of the Company and the Company Subsidiaries or that have or are reasonably like to have (A) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or (B) a material adverse effect on the ability of Parent, the Company or the Company Subsidiaries to consummate the Exchange and the other Transactions.

(e)  Financing. Transmission Sub shall have obtained a revolving line of credit in the amount of $15,000,000, either from the Commitment Parties in accordance with the terms of the Debt Commitment Letter, or otherwise (the “Financing”), which line of credit shall have received all required approvals, waivers or consents from applicable Governmental Entities.

(f)  Rate Case. Since the date of this Agreement, there shall not have occurred, nor is it reasonably likely that there shall occur, any material reduction in the total revenue requirement or associated gross profit (as calculated by subtracting purchased power expense from the total revenue requirement) for the Company approved by the order of the PUCT dated August 5, 2005.

(g)  Company Board. Each director, other than David W. Pruitt and William L. West, advisory director and member of any advisory council of the Company shall have resigned from the Company Board, effective as of the Effective Time.

SECTION 7.03. Condition to Obligation of the Company. The obligation of the Company to effect the Exchange is further subject to the condition that Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (including under Section 2.02(a)), and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer or chief accounting officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Exchange is not consummated on or before June 30, 2006 (the “Outside Date”); provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Exchange; and provided further that so long as all conditions to the Exchange other than those set forth in Sections 7.01(c) and 7.01(d) have been satisfied on June 30, 2006 (or would be satisfied if the Closing were to occur on June 30, 2006), the Outside Date shall be November 30, 2006;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Exchange and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if, upon a vote at a duly held meeting (including any adjournment or postponement thereof permitted by this Agreement) to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; or

(iv) if the PUCT issues an order determining that the Exchange is not in the public interest;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of covenants contained in this Agreement, or if any of the Company’s representations and warranties is or becomes untrue, which breach or failure to perform or untruth (i) would cause a condition set forth in Section 7.02(a) or

7.02(b) not to be satisfied, and (ii) has not been cured within 30 days after the giving of written notice to the Company of such breach, provided that such time period shall be extended an additional 30 business days if the Company has made good faith diligent efforts to cure such breach or failure to perform within such initial 30 business day period;

(d) by the Company, if Parent breaches or fails to perform in any material respect any of its covenants contained in this Agreement, or if any of Parent’s representations and warranties is or becomes untrue, which breach or failure to perform or untruth (i) would cause the condition set forth in Section 7.03 not to be satisfied, and (ii) has not been cured within 30 days after the giving of written notice to Parent of such breach, provided that such time period shall be extended an additional 30 business days if Parent has made good faith diligent efforts to cure such breach or failure to perform within such initial 30 business day period;

(e) by Parent:

(i) if the Company Board or the Special Committee withdraws or modifies, in a manner adverse to Parent, or proposes publicly to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Exchange, fails to recommend to the Company’s shareholders that they give the Company Shareholder Approval or approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal; or

(ii) if the Company Board or the Special Committee fails to reaffirm publicly and unconditionally its recommendation to the Company’s shareholders that they give the Company Shareholder Approval within 20 business days of Parent’s written request to do so (which request may be made at any time following public disclosure of a Company Takeover Proposal), which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal; or

(f) by the Company prior to the receipt of the Company Shareholder Approval, only if (i) the Company Board or the Special Committee has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal, a majority of the Special Committee has determined in good faith after consultation with its outside counsel, that it is necessary for the Company Board to withdraw or modify, in a manner adverse to Parent, its approval of this Agreement and the Transactions in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the Special Committee has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.02, (vi) the

Company has previously paid the fee due under Section 6.09 and (vii) Parent is not at such time entitled to terminate pursuant to Section 8.01(c).

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than Section 3.26, Section 4.05, the last sentence of Section 6.02, Section 6.09, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the breach by a party of any representation, warranty or covenant set forth in this Agreement.

SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above, no amendment of this Agreement by the Company shall require the approval of the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the shareholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver.  (a)  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent, to

Cap Rock Holding Corporation
c/o Goldberg Lindsay & Co. LLC
630 Fifth Avenue
New York, NY 10111
Attention:  J. Russell Triedman

with copies to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attention: Richard Hall, Esq.

Clark, Thomas & Winters, P.C.
300 West 6th Street
15th Floor
Austin, TX 78701
Attention: Walter Demond, Esq.

(b)  if to the Company, to:

Cap Rock Energy Corporation
500 West Wall Street, Suite 400

Midland, Texas 79701
Attention:  William West

with a copy to:

Ronald Lyon

c/o Cap Rock Energy Corporation
500 West Wall Street, Suite 400

Midland, Texas 79701

(c)  if to the Special Committee, to:

c/o Munsch, Hardt, Kopf & Harr, P.C.
3800 Lincoln Plaza

500 N. Akard Street

Dallas, Texas 75201
Attention: A. Michael Hainsfurther

SECTION 9.03. Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “material adverse effect” on a party means a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, cooperative, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 6.06, are not intended to confer upon any person other than the parties any rights or remedies. Each disclosure of the Company set forth in the Company Disclosure Letter shall limit a representation, warranty or covenant of the Company only to the extent such disclosure specifically references the particular representation, warranty or covenant that it is intended to qualify.

SECTION 9.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT TO THE EXTENT THE LAWS OF TEXAS ARE MANDATORILY APPLICABLE TO THE EXCHANGE.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN THE FEDERAL COURT FOR THE WESTERN DISTRICT OF TEXAS, LOCATED IN AUSTIN, TEXAS, ANY NEW YORK STATE COURT OR ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF THE FEDERAL COURT FOR THE WESTERN DISTRICT OF TEXAS, LOCATED IN AUSTIN, TEXAS, ANY NEW YORK STATE COURT OR ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY TRANSACTION, (B) AGREES

THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY TRANSACTION IN ANY COURT OTHER THAN THE FEDERAL COURT FOR THE WESTERN DISTRICT OF TEXAS, LOCATED IN AUSTIN, TEXAS ,ANY NEW YORK STATE COURT OR ANY FEDERAL COURT SITTING IN THE STATE OF NEW YORK AND (D) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION.

IN WITNESS WHEREOF, Parent and the Company have duly executed this Agreement, all as of the date first written above.

CAP ROCK HOLDING CORPORATION,

By

Name:	J. Russell Triedman
Title:	Vice President and Secretary

CAP ROCK ENERGY CORPORATION,

By

Name:	William L. West
Title:	President